EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 26, 2014, accompanying the consolidated financial statements included in the Annual Report of Access Pharmaceuticals, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of Access Pharmaceuticals, Inc. on Form S-1 (File Nos. 333-179603, 333-178415, 333-166453, 333-162687, 333-149633, and 333-135734), Form S-4 (File No. 333-155885 and 333-143587), and Form S-8 (File Nos. 333-189985, 333-169067, 333-161642, 333-45646, 333-75136, 333-125796, and 333-114269).

/s/ Whitley Penn LLP

Dallas, Texas
March 26, 2014